UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 1, 2014

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000
Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2014, PetroQuest Energy, Inc. (the “Company”) appointed Edward E. Abels, Jr., age 56, to the positions of Executive Vice President – General Counsel and Corporate Secretary. Mr. Abels served as the General Counsel for Texas Crude Energy, LLC from July 2011 until joining us. Prior to his tenure at Texas Crude Energy, he was a shareholder of the law firm of Greenberg Traurig, LLP from December 2007 to July 2011. Mr. Abels received a Bachelor of Science degree in Petroleum Engineering and a Juris Doctor degree from Louisiana State University in 1981 and 1993, respectively.

In connection with his appointment, the Company entered into an employment agreement with Mr. Abels providing for an annual base salary of $350,000. The Company’s Board of Directors (or a committee thereof), in its discretion, may increase the base salary based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise). During the term of the agreement, Mr. Abels is eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by the Company for the benefit of its executive officers or employees. In addition, the Company is required to provide Mr. Abels with life insurance on mutually agreeable terms.

The employment agreement has a term of three years with automatic one-year renewals thereafter unless terminated. The agreement may be terminated by Mr. Abels voluntarily, by the Company with or without “cause” or by the death or “disability” of Mr. Abels. The agreement prohibits Mr. Abels from engaging in various activities outside his employment with the Company without its approval and prohibits the disclosure of confidential information. In addition, the agreement contains a non-competition agreement and non-solicitation restrictions prohibiting Mr. Abels from competing with the Company or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by him for any reason, subject to certain exceptions. The foregoing description of the agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company also entered into a termination agreement with Mr. Abels providing for the payment of severance benefits upon a “change in control” and subsequent termination of his employment within two years after such “change in control” by the Company other than for “cause” or by him for “good reason.” The agreement has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, the Company gives notice of its intent not to extend the agreement. Even if the Company timely gives notice, the agreement will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of the agreement. Mr. Abels is not entitled to any benefits under the agreement if his employment terminates due to his retirement at age 65, his “total and permanent disability” or his death. The Company is required to reimburse Mr. Abels for all fees and expenses incurred by him in disputing any notice of termination under the agreement, in seeking to enforce the agreement or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreement. The foregoing description of the agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

In connection with his appointment, the Company awarded Mr. Abels 95,207 shares of restricted common stock and an incentive stock option to purchase 59,434 shares of common stock at an exercise price of $3.86 per share, the fair market value of one share of common stock on the date of grant. Transfer restrictions on the shares of restricted common stock lapse in one-third increments on April 15 of each of the three years following the date of grant. The incentive stock option has a term of ten years and vests ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. The restricted common stock and incentive stock option grants were made pursuant to the Company’s 2013 Incentive Plan, a restricted stock agreement and an incentive stock option agreement. The foregoing descriptions of the restricted stock agreement and the incentive stock option agreement are not complete and are qualified by reference to the complete documents, which are attached hereto as Exhibits 10.3 and 10.4 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 4, 2014, the Company issued a press announcing the appointment of Mr. Abels. This press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Executive Employment Agreement dated February 1, 2014 between PetroQuest Energy, Inc. and Edward E. Abels, Jr.

10.2	Termination Agreement dated February 1, 2014 between PetroQuest Energy, Inc. and Edward E. Abels, Jr.

10.3	Form of Restricted Stock Agreement for executive officers (including Edward E. Abels, Jr.) under the 2013 Incentive Plan.

10.4	Form of Incentive Stock Option Agreement for executive officers (including Edward E. Abels, Jr.) under the 2013 Incentive Plan.

99.1	Press Release dated February 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: February 4, 2014	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer

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